CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the "Registration Statement") of our report dated February 12, 2009, relating to the financial statements and financial highlights which appear in the December 31, 2008 Annual Report to Shareholders of T. Rowe Price Health Sciences Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
April 24, 2009